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                                                                      EXHIBIT 12


                     TRITEL, INC. AND PREDECESSOR COMPANIES
        COMPULATION OF RATIO OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)




                                           PERTAX FROM                                             NINE MONTHS ENDED
                                           INCEPTION TO        YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                           DECEMBER 31, -------------------------------------- --------------------------
                                               1995         1996         1997         1998         1998          1999
                                          ------------- ------------ ------------ ------------ ------------ -------------
Earnings:
 Pretax income (loss) from
   continuing operations ................    $ (120)      $ (1,461)    $ (3,154)    $ (8,331)    $ (3,874)    $ (42,394)
 Fixed charges, net of capitalized
   interest .............................        --             --            1          833           25        15,519
                                             ------       --------     --------     --------     --------     ---------
   Earnings .............................      (120)        (1,461)      (3,153)      (7,498)      (3,849)      (26,875)
                                             ======       ========     ========     ========     ========     =========
Fixed charges
 Interest expense and financing cost.....        --             --           --          722           --        14,268
 Capitalized interest and discount ......        20          3,358        7,214       10,519           --        14,592
 Interest factor on rental expense ......        --             --            1          111           25         1,251
                                             ------       --------     --------     --------     --------     ---------
   Fixed charges ........................        20          3,358        7,215       11,352           25        30,111
                                             ======       ========     ========     ========     ========     =========
Deficiency of earnings to fixed
 charges ................................    $  140       $  4,819     $ 10,368     $ 18,850     $  3,874     $  56,986
                                             ======       ========     ========     ========     ========     =========